EXHIBIT 99.1

NEWS

penveu Parkway Centre Phase 1 2901 North Dallas Parkway, Suite 200 Plano, TX 75093 T: (214) 654-5000

FOR IMMEDIATE RELEASE

PENVEUTM TO EXHIBIT AT ISTE 2012; Booth #4537

Product to Ship Fourth Quarter of 2012

PLANO, Texas – June 12, 2012 – penveu™, an Interphase Corporation (NASDAQ: INPH) business, will be attending ISTE 2012 at the San Diego Convention Center in San Diego, California.  Designed for educators around the globe who want to discover how others are using innovative technologies to help expand their students’ horizons; it addresses the growing market of education technology and is the organization’s premier event and exposition.  The company will be demonstrating the product at booth # 4537.

penveu, which successfully launched at DEMO Spring 2012, is an interactive device that radically evolves the interactive whiteboard (IWB) and display industries by enhancing the functionality of installed projectors and large screen displays.  The market’s reaction to the penveu launch has been overwhelmingly positive, and while the company has made significant progress towards finalizing the product, we are still working toward completing beta testing, qualification testing, and entering pre-production.  penveu is now expected to begin shipping during fourth quarter of this year.

“This device is intended to disrupt the markets we are targeting, and therefore we are committed to delivering the highest quality and performance our customers have come to expect,” said Yoram Solomon, Ph.D., vice president and general manager of penveu.   “We are very excited about the competitive value of penveu, and the positive impact it will have on the education and enterprise markets, and as we get closer to commercial shipping, we will be able to provide a more accurate estimated ship date of the first systems.”

The penveu system addresses the current $1.8 billion IWB market with a tool that is portable and incredibly easy to use; no software or driver installation required and no calibration needed.  It’s ready to use right out of the box, all for a fraction of the cost of current market alternatives, creating a new level of interactivity and bringing affordability and flexibility to the classroom and the boardroom.

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Sales and Partnership Inquiries
For sales and partnerships, please contact Jennifer Skinner-Gray at + 1 800-777-3722.

About penveu™
penveu™ is an Interphase (NASDAQ: INPH) product, offering an incredibly disruptive handheld device that radically evolves the industry by enhancing the functionality of installed projectors and large screen displays making any flat surface – from pull down screens to HDTVs –an interactive display system.  It’s an affordable solution that brings rocket science to the education and enterprise markets in a sleek, pinpoint-accurate device that is so portable it fits in a pocket.  For more information, please visit our website at www.penveu.com.

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penveu is a service mark and trademark of Interphase Corp. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners

Investor Contacts:
Joseph Hassett, Interphase Corporation, ir@iphase.com, +1 866.630.INPH

Media Contacts:
Alicia V. Nieva-Woodgate, ANW Networks, alicia@anwnetworks.com, +1 415.515.0866